-7-
                                                   Execution Copy

                         AMENDMENT NO. 1

                             TO THE

            AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                             BETWEEN

                     CALENERGY COMPANY, INC.

      (formerly known as "CALIFORNIA ENERGY COMPANY, INC.")

                               AND

                         DAVID L. SOKOL

     This Amendment No. 1 (the "Amendment") to the Amended and
Restated Employment Agreement dated August 21, 1995 (the
"Employment Agreement") by and between CalEnergy Company, Inc., a
Delaware Corporation (the "Company"), and David L. Sokol (the
"Executive"), is entered into as of August 28, 1996.

     WHEREAS, the Company and the Executive are presently parties to the Employment Agreement; and

     WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein;

     NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

     (1) By deleting from the first sentence of Section 3(b) of the Employment Agreement the words "except pursuant to Section
7".

     (2) By deleting from the first sentence of Section 4(e) of the Employment Agreement from parenthetical "(i)".

     (3) By deleting Section 4(g) of the Employment Agreement in its entirety, and redesignating Section 4(h) as Section 4(g).

     (4)  By amending and restating Section 8 of the Employment
Agreement to read in its entirety as follows:

     "Section 8.  Payment Upon Termination.

          (a) If the employment of the Executive is terminated pursuant to subsections (i) or (iii) of Section 7(a), the Company will pay to the Executive, within 30 calendar days,
     (x) any salary pursuant to Section 4(a) which is accrued but unpaid through the Termination Date, and (y) a bonus payment, in an amount determined by the Board by reference to the performance of the Executive for a portion of the fiscal year of the Company before the Termination Date, which is not less than a pro rata share (determined by reference to the portion of the fiscal year before the Termination Date) of the Minimum Bonus.

          (b) If the employment of the Executive is terminated pursuant to subsections (ii), (iv), (v) or (vi) of Section 7(a), the Company will pay the Executive, on or before the related Termination Date, an amount equal to three times the sum of the annual salary and Minimum Bonus then in effect pursuant to Section 4. In addition, (x) any portion of the options granted to the Executive which would become vested within the next 36 months (beginning with the month following the month in which the Termination Date occurs) will vest immediately and may be exercised within the remaining term of the options as provided in the applicable option agreements, and (y) the Company shall continue in effect for Executive and his dependents, for a period of 36 months after the Termination Date, the life insurance, medical benefits, dental benefits and disability plan available to the Executive and his dependents immediately prior to the Termination Date, subject to such employee contributions and other terms and conditions as are applicable to active employees generally and subject to subsequent modification or termination of such plans to the extent such subsequent actions are also applicable to active employees generally; provided that such plan benefits shall terminate earlier on the date, if any, that comparable benefits are made available to the Executive by any new employer."

     (5)  By inserting immediately following Section 8 new
Section 8A, which shall read in its entirety as follows:

     "Section 8A.  Certain Additional Payments by the Company.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, waiver of Company rights, acceleration of vesting of any stock options or restricted stock, or any other payment or benefit in the nature of compensation to or for the benefit of the Executive, alone or in combination (whether such payment, distribution, waiver, acceleration or other benefit is made pursuant to the terms of this Agreement or any other agreement, plan or arrangement providing payments or benefits in the nature of compensation to or for the benefit of the Executive, but determined without regard to any additional payments required under this Section 8A) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") (or any successor provision) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes with respect to the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 8A(c), all determinations required to be made under this Section 8A, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte and Touche LLP, or such other nationally recognized accounting firm then auditing the accounts of the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is unwilling or unable to perform its obligations pursuant to this Section 8A, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to hereunder as the Accounting Firm). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, determined pursuant to this Section 8A, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The parties hereto acknowledge that, as a result of the potential uncertainty in the application of Section 4999 of the Code (or any successor provision) at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Company will not have made Gross-Up Payments which should have been made consistent with the calculations required to be made hereunder (an "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 8A(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

     (i) give the Company any information reasonably requested by the Company relating to such claim,

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

     (iv) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 8A(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8A(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8A(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
     Section 8A(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid."

     Except as provided herein and to the extent necessary to give full effect to the provisions of this Amendment, the terms of the Employment Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of August 28, 1996.

                         CALENERGY COMPANY, INC.


                         By:  /S/__________________________
                         Name:     Steven A. McArthur
                         Title:    Senior Vice President


                         EXECUTIVE


                         /S/_________________________________
                                   David L. Sokol